EXHIBIT 10.28

Developer Distribution Agreement

Definitions

Google: Google Inc., a Delaware corporation with principal place of business at 1600 Amphitheatre Parkway, Mountain View, CA 94043, United States.

Device: Any device that can access the Market, as defined herein.

Products: Software, content and digital materials distributed via the Market.

Market: The marketplace Google has created and operates which allows registered Developers in certain countries to distribute Products directly to users of Devices.

Developer or You: Any person or company who is registered and approved by the Market to distribute Products in accordance with the terms of this Agreement.

Developer Account: A publishing account issued to Developers that enables the distribution of Products via the Market.

Payment Processor(s): Any party authorized by Google to provide payment processing services that enable Developers with optional Payment Accounts to charge Device users for Products distributed via the Market.

Payment Account: A financial account issued by a Payment Processor to a Developer that authorizes the Payment Processor to collect and remit payments on the Developer’s behalf for Products sold via the Market. Developers must be approved by a Payment Processor for a Payment Account and maintain their account in good standing to charge for Products distributed in the Market.

Authorized Carrier: A mobile network operator who is authorized to receive a distribution fee for Products that are sold to users of Devices on its network.

1. Introduction

1.1 The Market is a publicly available site on which Android Developers can distribute Products for Devices. In order to distribute Products on the Market, you must acquire and maintain a valid Developer Account.

1.2 If you want to charge a fee for your Products, you must also acquire and maintain a valid Payment Account from an authorized Payment Processor.

2. Accepting this Agreement

2.1 This agreement (“Agreement”) forms a legally binding contract between you and Google in relation to your use of the Market to distribute Products. In order to use the Market to distribute Products, you must first agree to this Agreement by clicking to accept where this option is made available to you. You may not distribute Products on the Market if you do not accept this Agreement.

2.2 You may not use the Market to distribute Products and may not accept the Agreement unless you are verified as a Developer in good standing. This Agreement will automatically terminate if you are (a) not a Developer in good standing, or (b) a person or entity barred from using Android software under the laws of the United States or other countries including the country in which you are resident or from which you use the Android software.

2.3 If you are agreeing to be bound by this Agreement on behalf of your employer or other entity, you represent and warrant that you have full legal authority to bind your employer or such entity to this Agreement. If you do not have the requisite authority, you may not accept the Agreement or use the Market on behalf of your employer or other entity.

3. Pricing and Payments.

3.1 This Agreement covers both Products you choose to distribute for free and Products for which you charge a fee (once payment processing is enabled on the Market). In order to charge a fee for your Products, you must have a valid Payment Account under a separate agreement with a Payment Processor. If you already have a Payment Account with a Payment Processor before signing up for the Market, then the terms of this Agreement shall supersede your Payment Account terms and condition for Products sold via the Market.

You may set the price for your Products in the currencies permitted by the Payment Processor. The Market may display to users the price of Products in their native currency, but it is not responsible for the accuracy of currency rates or conversion

3.2 The price you set for Products will determine the amount of payment you will receive. A Transaction Fee, as defined below, will be charged on the sales price and apportioned to the Payment Processor and, if one exists, the Authorized Carrier. The remainder (sales price less Transaction Fee) will be remitted to you. The “Transaction Fee” is set forth here and may be revised by Google from time to time. Developer is responsible for determining if a Product is taxable and the applicable tax rate for the Payment Processor to collect for each taxing jurisdiction where Products are sold. Developer is responsible for remitting taxes to the appropriate taxing authority.

3.3 You may also choose to distribute Products for free. If the Product is free, you will not be charged a Transaction Fee. You may not collect future charges from users for copies of the Products that those users were initially allowed to download for free. This is not intended to prevent distribution of free trial versions of the Product with an “upsell” option to obtain the full version of the Product: Such free trials for Products are encouraged. However, if you want to collect fees after the free trial expires, you must collect all fees for the full version of the Product through the Payment Processor on the Market. In this Agreement, “free” means there are no charges or fees of any kind for use of the Product. All fees received by Developers for Products distributed via the Market must be processed by the Market’s Payment Processor.

3.4 Special Refund Requirements. The Payment Processor’s standard terms and conditions regarding refunds will apply except the following terms apply to your distribution of Products on the Market.

Products that can be previewed by the buyer (such as ringtones and wallpapers): No refund is required or allowed.

Products that cannot be previewed by the buyer (such as applications): You authorize Google to give the buyer a full refund of the Product price if the buyer requests the refund within 48 hours after purchase.

3.5 You Support Your Product. You will be solely responsible for support and maintenance of your Products and any complaints about your Products. Your contact information will be displayed in each application detail page and made available to users for customer support purposes.

Failure to provide adequate support for your Products may result in low Product ratings, less prominent product exposure, low sales and billing disputes. Except in cases when multiple disputes are initiated by a user with abnormal dispute history, billing disputes received by Payment Processor for Products sold for less than $10 may be automatically charged back to the Developer, in addition to any handling fees charged by the Payment Processor. Chargeback requests for Products $10 or more will be handled in accordance with the Payment Processor’s standard policy.

3.6 Reinstalls. Users are allowed unlimited reinstalls of each application distributed via the Market, provided however that if you remove a Product(s) from the Market pursuant to clauses (i), (ii), (iii) or (iv) of Section 7.1, such Product(s) shall be removed from all portions of the Market and users shall no longer have a right or ability to reinstall the affected Products.

4. Use of the Market by You

4.1 Except for the license rights granted by you in Section 5 below, Google agrees that it obtains no right, title or interest from you (or your licensors) under this Agreement in or to any of Products, including any intellectual property rights which subsist in those applications.

4.2 You agree to use the Market only for purposes that are permitted by (a) this Agreement and (b) any applicable law, regulation or generally accepted practices or guidelines in the relevant jurisdictions (including any laws regarding the export of data or software to and from the United States or other relevant countries).

4.3 You agree that if you use the Market to distribute Products, you will protect the privacy and legal rights of users. If the users provide you with, or your Product accesses or uses, user names, passwords, or other login information or personal information, you must make the users aware that the information will be available to your Product, and you must provide legally adequate privacy notice and protection for those users. Further, your Product may only use that information for the limited purposes for which the user has given you permission to do so. If your Product stores personal or sensitive information provided by users, it must do so securely and only for as long as it is needed. But if the user has opted into a separate agreement with you that allows you or your Product to store or use personal or sensitive information directly related to your Product (not including other products or applications) then the terms of that separate agreement will govern your use of such information. If the user provides your Product with Google Account information, your Product may only use that information to access the user’s Google Account when, and for the limited purposes for which, the user has given you permission to do so.

4.4 Prohibited Actions. You agree that you will not engage in any activity with the Market, including the development or distribution of Products, that interferes with, disrupts, damages, or accesses in an unauthorized manner the devices, servers, networks, or other properties or services of any third party including, but not limited to, Android users, Google or any mobile network operator. You may not use customer information obtained from the Market to sell or distribute Products outside of the Market.

4.5 Non-Compete. You may not use the Market to distribute or make available any Product whose primary purpose is to facilitate the distribution of software applications and games for use on Android devices outside of the Market.

4.6 You agree that you are solely responsible for (and that Google has no responsibility to you or to any third party for) any Products you distribute through the Market and for the consequences of your actions (including any loss or damage which Google may suffer) by doing so.

4.7 You agree that you are solely responsible for (and that Google has no responsibility to you or to any third party for) any breach of your obligations under this Agreement, any applicable third party contract or terms of service, or any applicable law or regulation, and for the consequences (including any loss or damage which Google or any third party may suffer) of any such breach.

4.8 The Market will allow you to protect your Products so that users may not share Products with other users or devices.

4.9 Product Ratings. The Market will allow users to rate Products. Only users who download the applicable Product will be able to rate it. Product ratings will be used to determine the placement of Products on the Market with higher rated Products generally given better placement, subject to Google’s ability to change placement at Google’s sole discretion. The Market may also assign you a composite score for any Product that has not received user ratings. A Developer Composite Score will be a representation of the quality of your Product based on your history and will be determined at Google’s sole discretion. For new Developers without Product history, Google may use or publish performance measurements such as uninstall and/or refund rates to identify or remove Products that are not meeting acceptable standards, as determined by Google. Google reserves the right to display Products to users in a manner that will be determined at Google’s sole discretion.

Your Products may be subject to user ratings to which you may not agree. You may contact Google if you have any questions or concerns regarding such ratings.

4.10 Marketing Your Product. You will be responsible for uploading your Products to the Market, providing required Product information to users, and accurately disclosing the security permissions necessary for the Product to function on user Devices. Products that are not properly uploaded will not be published in the Market.

4.11 Restricted Content. Any Product you distribute on the Market must adhere to the Developer Program Policies.

5. License Grants

5.1 You grant to Google a nonexclusive, worldwide, and royalty-free license to: copy, perform, display, and use the Products for administrative and demonstration purposes in connection with the operation and marketing of the Market and to use the Products to make improvements to the Android platform.

5.2 You grant to Google a nonexclusive, and royalty-free license to distribute the Products according to the publishing options selected by you on the Product upload page of the Market.

5.3 Google may use consultants and other contractors in connection with the performance of obligations and exercise of rights under this agreement, provided that such consultants and contractors will be subject to the same obligations as Google. After termination of this Agreement, Google will not distribute your Product, but may retain and use copies of the Product for support of the Market and the Android platform.

5.4 You grant to the user a non-exclusive, worldwide, and perpetual license to perform, display, and use the Product on the Device. If you choose, you may include a separate end user license agreement (EULA) in your Product that will govern the user’s rights to the Product in lieu of the previous sentence.

5.5 You represent and warrant that you have all intellectual property rights, including all necessary patent, trademark, trade secret, copyright or other proprietary rights, in and to the Product. If You use third-party materials, You represent and warrant that you have the right to distribute the third-party material in the Product. You agree that You will not submit material to Market that is copyrighted, protected by trade secret or otherwise subject to third party proprietary rights, including patent, privacy and publicity rights, unless You are the owner of such rights or have permission from their rightful owner to submit the material.

6. Brand Features and Publicity

6.1 “Brand Features” means the trade names, trade marks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as owned (or licensed) by such party from time to time.

6.2 Each party shall own all right, title and interest, including without limitation all intellectual property rights, relating to its Brand Features. Except to the limited extent expressly provided in this Agreement, neither party grants, nor shall the other party acquire, any right, title or interest (including, without limitation, any implied license) in or to any Brand Features of the other party. Subject to the terms and conditions of this Agreement, Developer grants to Google and its affiliates a limited, non-exclusive license during the term of this Agreement to display Developer Brand Features, submitted by Developer to Google, for use solely online or on mobile devices and in either case solely in connection with the distribution and sale of Developer’s Product through the Market, or to otherwise fulfill its obligations under this Agreement. If Developer discontinues the distribution of specific Products on the Market, Google will cease use of the discontinued Products’ Brand Features pursuant to this Section 6.2, except as necessary to allow Google to effectuate Section 3.6. Nothing in this Agreement gives Developer a right to use any of Google’s trade names, trademarks, service marks, logos, domain names, or other distinctive brand features.

6.3 Publicity. In addition to the license granted in 6.2 above, for purposes of marketing the presence, distribution and sale of the Developer’s Product in the Market, Google and its affiliates may include Developer Brand Features, submitted by Developer to Google: (i) within the Market and in any Google-owned online or mobile properties; (ii) in online or mobile communications outside the Market when mentioned along with other Market Products; (iii) when making announcements of the availability of the Product online or on mobile devices; (iv) in presentations; and (v) in customer lists which appear either online or on mobile devices (which includes, without limitation, customer lists posted on Google websites). If Developer discontinues the distribution of specific Products on the Market, Google will cease use of the discontinued Products’ Brand Features for such marketing purposes. Google grants to Developer a limited, non-exclusive, worldwide, royalty-free license to use the Android Brand Features for the term of this Agreement solely for marketing purposes and only in accordance with the Android Brand Guidelines).

7. Product Takedowns.

7.1 Your Takedowns. You may remove your Products from future distribution via the Market at any time, but you must comply with this Agreement and the Payment Processor’s Payment Account terms of service for any Products distributed through the Market, including but not limited to refund requirements. Removing your Products from future distribution via the Market does not (a) affect the license rights of users who have previously purchased or downloaded your Products, (b) remove your Products from Devices or from any part of the Market where previously purchased or downloaded applications are stored on behalf of users, or (c) change your obligation to deliver or support Products or services that have been previously purchased or downloaded by users. Notwithstanding the foregoing, in no event will Google maintain on any portion of the Market (including, without limitation, the part of the Market where previously purchased or downloaded applications are stored on behalf of users) any Product that you have removed from the Market and provided written notice to Google that such removal was due to (i) an allegation of infringement, or actual infringement, of any copyright, trademark, trade secret, trade dress, patent or other intellectual property right of any person, (ii) an allegation of defamation or actual defamation, (iii) an allegation of violation, or actual violation, of any third party’s right of publicity or privacy, or (iv) an allegation or determination that such Product does not comply with applicable law.

If you remove a Product from the Market pursuant to clauses (i), (ii), (iii) or (iv) of this Section 7.1, and an end user purchased such Product within a year before the date of takedown, at Google’s request, you must refund to the affected end user all amounts paid by such end user for such affected Product, less the portion of the Transaction Fee specifically allocated to the credit card/payment processing for the associated transaction.

7.2 Google Takedowns. While Google does not undertake an obligation to monitor the Products or their content, if Google is notified by you or otherwise becomes aware and determines in its sole discretion that a Product or any portion thereof or your Brand Features; (a) violates the intellectual property rights or any other rights of any third party; (b) violates any applicable law or is subject to an injunction; (c) is pornographic, obscene or otherwise violates Google’s hosting policies or other terms of service as may be updated by Google from time to time in its sole discretion; (d) is being distributed by you improperly; (e) may create liability for Google or Authorized Carriers; (f) is deemed by Google to have a virus or is deemed to be malware, spyware or have an adverse impact on Google’s or an Authorized Carrier’s network; (g) violates the terms of this Agreement or the Developer Program Policies for Developers; or (h) the display of the Product is impacting the integrity of Google servers (i.e., users are unable to access such content or otherwise experience difficulty), Google may remove the Product from the Market or reclassify the Product at its sole discretion. Google reserves the right to suspend and/or bar any Developer from the Market at its sole discretion.

Google enters into distribution agreements with device manufacturers and Authorized Carriers to place the Market software client application for the Market on Devices. These distribution agreements may require the involuntary removal of Products in violation of the Device manufacturer’s or Authorized Carrier’s terms of service.

In the event that your Product is involuntarily removed because it is defective, malicious, infringes intellectual property rights of another person, defames, violates a third party’s right of publicity or privacy, or does not comply with applicable law, and an end user purchased such Product within a year before the date of takedown,: (i) you must refund to Google, all amounts received, plus any associated fees (i.e. chargebacks and payment transaction fees), and (ii) Google may, at its sole discretion, withhold from your future sales the amount in subsection (i) above.

8. Your Developer Credentials

8.1 You agree that you are responsible for maintaining the confidentiality of any developer credentials that may be issued to you by Google or which you may choose yourself and that you will be solely responsible for all applications that are developed under your developer credentials. Google may limit the number of Developer Accounts issued to you or to the company or organization you work for.

9. Privacy and Information

9.1 In order to continually innovate and improve the Market, Google may collect certain usage statistics from the Market and Devices, including but not limited to, information on how the Market and Devices are being used.

9.2 The data collected is examined in the aggregate to improve the Market for users and Developers and is maintained in accordance with Google’s Privacy Policy. To ensure the improvement of Products, limited aggregate data may be available to you upon written request.

10. Terminating this Agreement

10.1 This Agreement will continue to apply until terminated by either you or Google as set out below.

10.2 If you want to terminate this Agreement, you must provide Google with thirty (30) days prior written notice (unless this Agreement terminates under Section 14.1) and cease your use of any relevant developer credentials.

10.3 Google may at any time, terminate this Agreement with you if:

(A) you have breached any provision of this Agreement; or

(B) Google is required to do so by law; or

(C) you cease being an authorized Developer; or

(D) Google decides to no longer provide the Market.

11. DISCLAIMER OF WARRANTIES

11.1 YOU EXPRESSLY UNDERSTAND AND AGREE THAT YOUR USE OF THE MARKET IS AT YOUR SOLE RISK AND THAT THE MARKET IS PROVIDED “AS IS” AND “AS AVAILABLE” WITHOUT WARRANTY OF ANY KIND.

11.2 YOUR USE OF THE MARKET AND ANY MATERIAL DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE MARKET IS AT YOUR OWN DISCRETION AND RISK AND YOU ARE SOLELY RESPONSIBLE FOR ANY DAMAGE TO YOUR COMPUTER SYSTEM OR OTHER DEVICE OR LOSS OF DATA THAT RESULTS FROM SUCH USE.

11.3 GOOGLE FURTHER EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

12. LIMITATION OF LIABILITY

12.1 YOU EXPRESSLY UNDERSTAND AND AGREE THAT GOOGLE, ITS SUBSIDIARIES AND AFFILIATES, AND ITS LICENSORS SHALL NOT BE LIABLE TO YOU UNDER ANY THEORY OF LIABILITY FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL CONSEQUENTIAL OR EXEMPLARY DAMAGES THAT MAY BE INCURRED BY YOU, INCLUDING ANY LOSS OF DATA, WHETHER OR NOT GOOGLE OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF ANY SUCH LOSSES ARISING.

13. Indemnification

13.1 To the maximum extent permitted by law, you agree to defend, indemnify and hold harmless Google, its affiliates and their respective directors, officers, employees and agents, and Authorized Carriers from and against any and all third party claims, actions, suits or proceedings, as well as any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) arising out of or accruing from (a) your use of the Market in violation of this Agreement, and (b) your Product that infringes any copyright, trademark, trade secret, trade dress, patent or other intellectual property right of any person or defames any person or violates their rights of publicity or privacy.

13.2 To the maximum extent permitted by law, you agree to defend, indemnify and hold harmless the applicable Payment Processors (which may include Google and/or third parties) and the Payment Processors’ affiliates, directors, officers, employees and agents from and against any and all third party claims, actions, suits or proceedings, as well as any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) arising out of or accruing from taxes related to Your distribution of Products distributed via the Market.

14. Changes to the Agreement

14.1 Google may make changes to this Agreement at any time by sending the Developer notice by email describing the modifications made. Google will also post a notification on the Market site describing the modifications made. The changes will become effective, and will be deemed accepted by Developer, (a) immediately for those who become Developers after the notification is posted, or (b) for pre-existing Developers, the modified Agreement will become effective upon Developer’s acceptance of the modified Agreement (except changes required by law which will be effective immediately). Pre-existing Developers will show their acceptance of the modified Agreement by going to the Market site and accepting the modified Agreement. In the event that Developer does not agree with the modifications to the Agreement within thirty (30) days after the date the email is sent, then Google will suspend the distribution of your Products until Developer agrees to the modified Agreement. In the event that You do not agree with the modifications within ninety (90) days after the date the email is sent, then You must terminate your use of the Market, which will be your sole and exclusive remedy.

15. General Legal Terms

15.1 This Agreement constitutes the whole legal agreement between you and Google and governs your use of the Market, and completely replaces any prior agreements between you and Google in relation to the Market.

15.2 You agree that if Google does not exercise or enforce any legal right or remedy which is contained in this Agreement (or which Google has the benefit of under any applicable law), this will not be taken to be a formal waiver of Google’s rights and that those rights or remedies will still be available to Google.

15.3 If any court of law, having the jurisdiction to decide on this matter, rules that any provision of this Agreement is invalid, then that provision will be removed from this Agreement without affecting the rest of this Agreement. The remaining provisions of this Agreement will continue to be valid and enforceable.

15.4 You acknowledge and agree that each member of the group of companies of which Google is the parent shall be third party beneficiaries to this Agreement and that such other companies shall be entitled to directly enforce, and rely upon, any provision of this Agreement that confers a benefit on (or rights in favor of) them. Other than this, no other person or company shall be third party beneficiaries to this Agreement.

15.5 EXPORT RESTRICTIONS. PRODUCTS ON THE MARKET MAY BE SUBJECT TO UNITED STATES EXPORT LAWS AND REGULATIONS. YOU MUST COMPLY WITH ALL DOMESTIC AND INTERNATIONAL EXPORT LAWS AND REGULATIONS THAT APPLY TO YOUR DISTRIBUTION OR USE OF PRODUCTS. THESE LAWS INCLUDE RESTRICTIONS ON DESTINATIONS, USERS AND END USE.

15.6 The rights granted in this Agreement may not be assigned or transferred by either you or Google without the prior written approval of the other party. Neither you nor Google shall be permitted to delegate their responsibilities or obligations under this Agreement without the prior written approval of the other party.

15.7 This Agreement, and your relationship with Google under this Agreement, shall be governed by the laws of the State of California without regard to its conflict of laws provisions. You and Google agree to submit to the exclusive jurisdiction of the courts located within the county of Santa Clara, California to resolve any legal matter arising from this Agreement. Notwithstanding this, you agree that Google shall still be allowed to apply for injunctive remedies (or an equivalent type of urgent legal relief) in any jurisdiction.

15.8 The obligations in Sections 5, 6.2 (solely as necessary to permit Google to effectuate Section 3.6), 7, 11, 12, 13, and 15 will survive any expiration or termination of this Agreement.

Transaction Fees

For applications that you choose to sell in Google Play, the transaction fee is equivalent to 30% of the application price. You receive 70% of the payment and the remaining 30% goes to the distribution partner and operating fees.

Chargebacks: A chargeback occurs when a buyer disputes a transaction with the credit card issuer. Learn more about chargeback fees.

Chargebacks

A chargeback occurs after a buyer contacts their credit card issuer to dispute a charge that appears on their credit card statement. Chargebacks may be issued for a number of reasons including but not limited to the following:

•	An unauthorized party has made a purchase with the buyer’s credit card.

•	The buyer has concerns about the validity of the purchase.

•	The buyer has been charged multiple times for the same order.

•	The buyer is unsatisfied with a purchase and hasn’t been able to resolve the problem with the merchant.

•	The buyer hasn’t received the purchased items as they were described.

•	The buyer hasn’t received the purchased items.

The Chargeback Process

1.	Your buyer contacts the credit card issuer to dispute a specific charge.

2.	The credit card issuer contacts the appropriate credit card association, who then notifies Google of the chargeback.

3.	If the chargeback is less than $10 USD (7 GBP, 8 EUR, 1000 JPY, 15 AUD, 12 CAD, 40 ILS, 15 NZD, 80 SEK, 150 MXN, 65 NOK, 35 PLN, 65 DKK, 15 CHF, 200 CZK, 80 HKD or 15 SGD), the chargeback amount will be automatically debited from your Checkout account. Therefore, if you receive complaints about an application, consider a refund to avoid the chargeback.

4.	If the chargeback is greater than or equal to $10 USD (7 GBP, 8 EUR, 1000 JPY, 15 AUD, 12 CAD, 40 ILS, 15 NZD, 80 SEK, 150 MXN, 65 NOK, 35 PLN, 65 DKK, 15 CHF, 200 CZK, 80 HKD or 15 SGD), Google will alert you of the chargeback via email. You should only respond to this email if you have had any email correspondence with the buyer or any other information that could help us to contest the chargeback on your behalf. Occasionally we may also ask you for specific documentation. If you have additional information that you would like us to review, you must reply to the email by the indicated reply-by date.

5.	Google reviews the details of the chargeback and, if possible, submits the evidence to the credit card issuer in an attempt to reverse the chargeback.

6.	If Google successfully disputes the chargeback on your behalf, no further action is required. If the credit card issuer does not resolve the chargeback in your favor, your Google Checkout account will be debited for the full amount of the chargeback.

Chargeback Liability

If you’re found liable for a chargeback:

1.	You’ll receive a notification email from Google with details about the chargeback.

2.	You’ll receive a credit for the variable amount of the transaction fee you were originally charged.

3.	You’ll be charged for the full amount of the chargeback.

4.	The debited chargeback amount will appear on your Payout Summary page under Other Activity.

Things to Remember if You Receive a Chargeback Notification:

•	Because credit card issuers require that any documentation be received within a certain number of days, prompt replies to our information requests are necessary if you have any substantial information to contest the chargeback. Once this time frame has expired and the credit card issuer has resolved a chargeback in the buyer’s favor, they will not review any additional documentation.

•	The final status of a chargeback may not be determined for several weeks or occasionally several months after it is initiated. However, if your account is debited at any point, you will receive an email notification.

•	Keep in mind that Google can only attempt to reverse the chargeback on your behalf. The credit card issuer is ultimately responsible for determining the resolution of a chargeback.

•	Jan 30, 2013

Google Play Developer Program Policies

The policies listed below play an important role in maintaining a positive experience for everyone using Google Play. Defined terms used here have the same meaning as in the Developer Distribution Agreement. Be sure to check back from time to time, as these policies may change.

Content Policies

Our content policies apply to any content your application displays or links to, including any ads it shows to users and any user-generated content it hosts or links to. In addition to complying with these policies, the content of your app must be rated in accordance with our Content Rating Guidelines.

•	Sexually Explicit Material: We don’t allow content that contains nudity, graphic sex acts, or sexually explicit material. Google has a zero-tolerance policy against child pornography. If we become aware of content with child pornography, we will report it to the appropriate authorities and delete the Google Accounts of those involved with the distribution.

•	Violence and Bullying: Depictions of gratuitous violence are not allowed. Applications should not contain materials that threaten, harass or bully other users.

•	Hate Speech: We don’t allow the promotion of hatred toward groups of people based on their race or ethnic origin, religion, disability, gender, age, veteran status, or sexual orientation/gender identity.

•	Impersonation or Deceptive Behavior: Don’t pretend to be someone else, and don’t represent that your app is authorized by or produced by another company or organization if that is not the case. Products or the ads they contain also must not mimic functionality or warnings from the operating system or other applications. Developers must not divert users or provide links to any other site that mimics or passes itself off as another application or service. Apps must not have names or icons that appear confusingly similar to existing products, or to apps supplied with the device (such as Camera, Gallery or Messaging).

•	Personal and Confidential Information: We don’t allow unauthorized publishing or disclosure of people’s private and confidential information, such as credit card numbers, Social Security numbers, driver’s and other license numbers, or any other information that is not publicly accessible.

•	Intellectual Property: Don’t infringe on the intellectual property rights of others, (including patent, trademark, trade secret, copyright, and other proprietary rights), or encourage or induce infringement of intellectual property rights. We will respond to clear notices of alleged copyright infringement. For more information or to file a DMCA request, please visit our copyright procedures.

•	Illegal Activities: Keep it legal. Don’t engage in unlawful activities on this product.

•	Gambling: We don’t allow content or services that facilitate online gambling, including but not limited to, online casinos, sports betting and lotteries.

•	Dangerous Products: Don’t transmit viruses, worms, defects, Trojan horses, malware, or any other items that may introduce security vulnerabilities to or harm user devices, applications, or personal data. We don’t allow content that harms, interferes with the operation of, or accesses in an unauthorized manner, networks, servers, or other infrastructure. Apps that collect information (such as the user’s location or behavior) without the user’s knowledge (spyware), malicious scripts and password phishing scams are also prohibited on Google Play, as are applications that cause users to unknowingly download or install applications from sources outside of Google Play.

Network Usage and Terms

Applications must not create unpredictable network usage that has an adverse impact on a user’s service charges or an Authorized Carrier’s network. Applications also may not knowingly violate an Authorized Carrier’s terms of service for allowed usage or any Google terms of service.

Spam and Placement in the Store

Developers are important partners in maintaining a great user experience on Google Play.

•	Do not post repetitive content.

•	Product descriptions should not be misleading or loaded with keywords in an attempt to manipulate ranking or relevancy in the Store’s search results.

•	Developers also should not attempt to change the placement of any Product in the Store by rating an application multiple times, or by offering incentives to users to rate an application with higher or lower ratings.

•	Apps that are created by an automated tool or wizard service must not be submitted to Google Play by the operator of that service on behalf of other persons.

•	Do not post an app where the primary functionality is to:

•	Drive affiliate traffic to a website or

•	Provide a webview of a website not owned or administered by you (unless you have permission from the website owner/administrator to do so)

•	Do not send SMS, email, or other messages on behalf of the user without providing the user with the ability to confirm content and intended recipient.

Paid and Free Applications

•	App purchases: Developers charging for applications and downloads from Google Play must do so by using Google Play’s payment system.

•	In-app purchases: Developers offering additional content, services or functionality within an application downloaded from Google Play must use Google Play’s payment system as the method of payment, except:

•	where payment is primarily for physical goods or services (e.g. buying movie tickets; e.g. buying a publication where the price also includes a hard copy subscription); or

•	where payment is for digital content or goods that may be consumed outside of the application itself (e.g. buying songs that can be played on other music players)

Developers must not mislead users about the applications they are selling nor about any in-app services, goods, content or functionality they are selling.

Subscriptions and Cancellations

Google’s subscription cancellation policy is that a user will not receive a refund for the current billing period when cancelling a subscription, but will continue to receive issues and updates of the relevant subscription content (if any) for the remainder of the billing period, regardless of the cancellation. You (as the content or access provider) may implement a more flexible refund policy with your users directly, and it is your responsibility to notify your users of those policies and ensure that the policies comply with applicable law.

Ad Policy

The policy below covers all ads that are implemented in and bundled with apps. These rules are important in maintaining a positive experience for everyone using Android apps from Google Play. Be sure to check back from time to time, as these policies may change.

1.	Developer Terms apply to the entire user experience of your application/extension

Please be aware that Google’s Developer Distribution Agreement and Developer Program Policies (together, “Developer Terms”) apply to each application (“app”) as well as any ads or third-party libraries bundled or made available through the app. Offer your users a consistent, policy compliant, and well communicated user experience.

In general, ads are considered part of your app for purposes of content review and compliance with the Developer Terms. Therefore all of the policies, including those concerning illegal activities, violence, sexually explicit content, and privacy violations, apply. Please take care to use advertising which does not violate these policies.

Ads which are inconsistent with the app’s content rating also violate our Developer Terms.

2.	Ads Context

It must be clear to the user which app each ad is associated with or implemented in. Ads must not make changes to the functioning of the user’s device outside the ad by doing things such as installing shortcuts, bookmarks or icons or changing default settings without the user’s knowledge and consent. If an ad makes such changes it must be clear to the user which app has made the change and the user must be able to reverse the change easily, by either adjusting the settings on the device, advertising preferences in the app, or uninstalling the app altogether.

Ads must not simulate or impersonate system notifications or warnings.

3.	Ad Walls

Forcing the user to click on ads or submit personal information for advertising purposes in order to fully use an app provides a poor user experience and is prohibited. Users must be able to dismiss the ad without penalty.

4.	Interfering with Third-party Ads and Websites

Ads associated with your app must not interfere with any ads on a third-party application.

Policy Enforcement

In the event that your application is removed from Google Play, you will receive an email notification to that effect. If you have any questions or concerns regarding a removal or a rating/comment from a user, you may contact us at http://support.google.com/googleplay/android-developer. Serious or repeated violations of the Developer Distribution Agreement or this Content Policy will result in account termination. Repeated infringement of intellectual property rights, including copyright, will also result in account termination. For more information on Google’s copyright policies, please see here.

Rating your application content for Google Play

How to rate your application for Google Play

Developers must label their applications according to Google Play ratings system, which consists of four levels:

•	Everyone

•	Low maturity

•	Medium maturity

•	High maturity

Guidelines

Use the guidelines and definitions below to classify the content in your applications.

•	This includes all content, including user generated content, in-app products, and advertisements.

•	All applications should adhere to the Google Play Developer Content Policy.

Alcohol, Tobacco and Drugs

•	Apps that contain illegal content are not permitted in Google Play. Apps that include references to drugs, alcohol or tobacco products must be rated medium maturity or above. Apps that primarily focus on the consumption or sale of drugs, alcohol or tobacco must be rated high maturity.

Gambling

•	Apps that facilitate real gambling are not permitted in Google Play. Apps with gambling themes or simulated gambling must be rated medium maturity or high maturity.

Hate

•	Hate speech is not allowed in Google Play. Apps that contain inflammatory content must be rated medium maturity or high maturity.

Location

•	Applications rated everyone must not ask users for their location. Apps that access location data must be rated low maturity or above. Apps that publish or share users’ location with others must be rated medium maturity or high maturity.

Profanity and Crude Humor

•	Apps that include profanity or crude humor should be rated medium maturity or high maturity.

Sexual and Suggestive Content

•	Pornography is not permitted in Google Play. Apps that include suggestive or sexual references must be rated medium maturity or high maturity. Apps that focus on suggestive or sexual references must be rated high maturity.

User Generated Content and User to User Communication

•	Apps rated everyone must not host any user generated content or enable communication between users. Apps that focus on allowing users to find each other and communicate should be rated medium maturity or high maturity.

Violence

•	Apps that contain mild cartoon or fantasy violence must be rated low maturity or above. Apps that contain realistic or intense fantasy violence must be rated medium maturity or high maturity, and those that contain graphic violence must be rated high maturity. Gratuitous real violence is not allowed in Google Play.

Mis-rated Apps

Please note that users can notify us if they believe an app is incorrectly rated. If we agree that the flagged app is incorrectly rated, we will re-rate it per our guidelines. Repeat offenders may be subject to further action, up to and including account termination.

Jan 30, 2013

Brand Guidelines

We encourage you to use the Android and Google Play brands with your Android app promotional materials. You can use the icons and other assets on this page provided that you follow the guidelines described below.

Android

The following are guidelines for the Android brand and related assets.

Android in text

•	Android™ should have a trademark symbol the first time it appears in a creative.

•	Android should always be capitalized and is never plural or possessive.

•	“Android” by itself cannot be used in the name of an application name or accessory product. Instead use “for Android.”

•	Incorrect: “Android MediaPlayer”

•	Correct: “MediaPlayer for Android”

If used with your logo, “for Android” needs to be smaller in size than your logo. First instance of this use should be followed by a TM symbol, “for Android™”.

•	Android may be used as a descriptor, as long as it is followed by a proper generic term.

•	Incorrect: “Android MediaPlayer” or “Android XYZ app”

•	Correct: “Android features” or “Android applications”

Any use of the Android name needs to include this attribution in your communication:

Android is a trademark of Google Inc.

Android robot

100x118 | 200x237

Illustrator (.ai)

The Android robot can be used, reproduced, and modified freely in marketing communications. The color value for print is PMS 376C and the online hex color is #A4C639.

When using the Android Robot or any modification of it, proper attribution is required under the terms of the Creative Commons Attribution license:

The Android robot is reproduced or modified from work created and shared by Google and used according to terms described in the Creative Commons 3.0 Attribution License.

You may not file trademark applications incorporating the Android robot logo or derivatives thereof. We want to ensure that the Android robot remains available for all to use.

Android logo

The Android logo may not be used. Nor can this be used with the Android robot.

The custom typeface may not be used.

Google Play

The following are guidelines for the Google Play brand and related assets.

Google Play in text

Always include a TM symbol on the first or most prominent instance of Google Play™ in text.

When referring to the mobile experience, use “Google Play” unless the text is clearly instructional for the user. For example, a marketing headline might read “Download our games on Google Play™,” but instructional text would read “Download our games using the Google Play™ Store app.”

Any use of the Google Play name or icon needs to include this attribution in your communication:

Google Play is a trademark of Google Inc.

48x48 | 96x96

Illustrator (.ai)

Google Play Store icon

You may use the Google Play Store icon, but you may not modify it.

As mentioned above, when referring to the Google Play Store app in copy, use the full name: “Google Play Store.” However, when labeling the Google Play Store icon directly, it’s OK to use “Play Store” alone to accurately reflect the icon label as it appears on a device.

Google Play badge

129x45 | 172x60

129x45 | 172x60

The “Get it on Google Play” and “Android App on Google Play” logos are badges that you can use on your web site and promotional materials, to point to your products on Google Play.

•	Do not modify the color, proportions, spacing or any other aspect of the badge image.

•	When used alongside logos for other application marketplaces, the Google Play logo should be of equal or greater size.

•	When used online, the badge should link to either:

•	A list of products published by you, for example: http://play.google.com/store/search?q=publisherName

•	A specific app product details page within Google Play, for example: http://play.google.com/store/apps/details?id=packageName

To quickly create a badge that links to your apps on Google Play, use the Googe Play badge generator (provides the badge in over 40 languages).

To create your own size, download an Adobe® Illustrator® (.ai) file for the Google Play badge in over 40 languages.

For details on all the ways that you can link to your product details page in Google Play, see Linking to your products

If you are not sure you meet these brand guidelines, please contact us.